Exhibit 99.1
ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact: Victor M. Perez, CFO
Allis-Chalmers Energy
713-369-0550

Lisa Elliott, Sr. VP
DRG&E/ 713-529-6600
ALLIS-CHALMERS ENERGY CLOSES ACQUISITION OF ASSETS OF
OIL & GAS RENTAL SERVICES, INC.
HOUSTON, TEXAS, December 18, 2006 - Allis-Chalmers Energy Inc. (AMEX: ALY) today announced the completion of its acquisition of substantially all the assets of Oil & Gas Rental Services, Inc., a Louisiana-based corporation that provides rental tools to both offshore and onshore exploration and production companies. The purchase price consisted of $291.0 million in cash and 3.2 million shares of Allis-Chalmers common stock. In connection with this acquisition, Allis-Chalmers entered into an investor rights agreement with Oil & Gas Rental that, among other things, grants Oil & Gas Rental Services the right to designate one nominee for election to the Allis-Chalmers board of directors.
The Oil & Gas Rental Services assets include an extensive inventory of premium rental equipment, including drill pipe, spiral heavy weight drill pipe, tubing work strings, landing strings, blow out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. Included in this acquisition were Oil & Gas Rental Services’ facilities in Morgan City, Louisiana and Victoria, Texas. Historically, Oil & Gas Rental Services has also provided rental equipment internationally in Malaysia, Colombia, Russia, Mexico and Canada.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer stated, “We are delighted to have completed this acquisition and are eager to integrate the Oil & Gas Rental Services assets into our organization. I am as confident as ever that on a combined basis, we can increase the utilization of Oil and Gas Rental Services’ extensive inventory of premium equipment and drill pipe and continue to grow our operations. As we remain focused on balancing our service offerings, these assets will make an important contribution to our rental services for offshore projects and deep land wells, which we expect are less likely to be affected negatively by any potential softening of oil and gas prices.”
In connection with this acquisition, RBC Capital Markets acted as exclusive financial advisor to Allis- Chalmers, and Simmons & Company International advised Oil & Gas Rental Services.
About Allis-Chalmers
Allis-Chalmers Energy, Inc., is Houston based multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, throughout the United States, including Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, the Gulf of Mexico, and internationally primarily in Argentina and Mexico. We provide directional and horizontal drilling services, rental of specialized tools for onshore and offshore drilling, completion and workover operations, casing and production tubing installation, compressed air drilling services, and workover services with capillary and coiled tubing units. In

Argentina, we are a leading provider of drilling, completion, repair and related services. For more information, visit the Company’s website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
Forward- Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Information about the risks and uncertainties that may affect Allis-Chalmers are set forth in Allis-Chalmers’ most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in Allis-Chalmers’ other SEC filings and publicly available documents.
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